Exhibit 10.1
March 12, 2024

Amendment to 2022 Unrestricted Share Award and Performance Share Unit Award Agreement

To: Balan Nair

This letter amends the 2022 Unrestricted Share Award and Performance Share Unit Award Agreement, dated as July 28, 2022 (the “Original Agreement”), between you and Liberty Latin America Ltd. (the “Company”). Except as provided in this letter, all other terms of the Original Agreement shall remain in effect. Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Original Agreement.

On March 12, 2024, the Committee formally approved vesting of 156,250 Class B Shares (i.e., 50% of the 312,500 Class B Shares underlying the 2024 LILAB PSUs) based on your and the Company’s performance during 2023.

With respect to the remaining 50% of the 2024 LILAB PSUs, the Committee determined to modify the Original Agreement to condition the vesting of such Performance Share Units (the “2025 LILAB PSUs”) to the performance metrics set forth in Appendix A to this letter. If the Committee determines, in its discretion, that you have earned the 2025 LILAB PSUs, such Earned Performance Share Units shall vest on March 15, 2025.

Very truly yours,

LIBERTY LATIN AMERICA LTD.

By:
John M. Winter
Title: Chief Legal Officer and Secretary

Agreed and accepted this __th day of March, 2024.

Balan Nair

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1550 Wewatta Street, Suite 810, Denver, Colorado, 80202 | www.lla.com